Exhibit 99.1

Contacts:	Roy I. Lamoreaux	Al Swanson
	Director, Investor Relations	Executive Vice President & CFO
	713-646-4222 – 800-564-3036	713-646-4455 – 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Prices
Public Offering of Common Units
     (Houston — March 8, 2011) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 6,900,000 of its common units representing limited partner interests at $64.00 per common unit. The offering is expected to close on March 11, 2011. The Partnership has also granted the underwriters a 30-day option to purchase up to 1,035,000 additional common units to cover over-allotments, if any.
     The Partnership intends to use the net proceeds from the offering, including potential additional proceeds from any exercise of the over-allotment option, to reduce outstanding borrowings under its credit facilities and for general partnership purposes. Amounts repaid under the Partnership’s credit facilities may be reborrowed to fund its ongoing capital program, potential future acquisitions, or for general partnership purposes.
     Citi, BofA Merrill Lynch, J.P. Morgan, Morgan Stanley, UBS Investment Bank and Wells Fargo Securities are joint book-running managers of the offering.
     When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

Citigroup Global Markets Inc.	BofA Merrill Lynch
Brooklyn Army Terminal	4 World Financial Center
Attention: Prospectus Delivery Dept.	New York, New York 10080
140 58th Street, Brooklyn, NY 11220	Attn: Prospectus Department
Telephone: (800) 831-9146	udg.prospectus_requests@baml.com
batprospectusdept@citi.com

J.P. Morgan Securities LLC	Morgan Stanley & Co. Incorporated
via Broadridge Financial Solutions	Attn: Prospectus Dept.
1155 Long Island Avenue	180 Varick Street, 2nd Floor
Edgewood, New York 11717	New York, NY 10014
Telephone: (866) 803-9204	Tel: (866) 718-1649
Email: prospectus@morganstanley.com

UBS Securities LLC	Wells Fargo Securities, LLC
Attention: Prospectus Dept.	Attn: Equity Syndicate Dept.
299 Park Avenue	375 Park Avenue
New York, NY 10171	New York, New York 10152
Telephone: (888) 827-7275	cmclientsupport@wellsfargo.com
Phone: (800) 326-5897
     The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and other petroleum-related products discussed in the Partnership’s filings with the Securities and Exchange Commission.
     Plains All American Pipeline, L.P. is a publicly-traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA is also engaged in the development and operation of natural gas storage facilities. PAA is headquartered in Houston, Texas.
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